Exhibit 99.1

Sonic Foundry Announces Third Quarter Fiscal 2015 Financial Results

MADISON, Wis.--(BUSINESS WIRE)--August 13, 2015--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2015 third quarter ended June 30, 2015.

Third Quarter Highlights

  Billings of $11.1 million compared to $11.7 million in the third quarter 2014. While billings in Japan increased over the third quarter 2014 by $400 thousand, the improvement in Japan was offset by $1 million fewer billings in other areas compared to the third quarter 2014, when billings included large transactions with University of Leeds and New York University.
  Revenues of $10.6 million compared to $11.3 million in the third quarter 2014; including recognition of $550 thousand in revenue from an international transaction shipped in the second quarter 2015. Similarly, in the third quarter 2014, the company recognized $1.4 million from a transaction shipped in the previous quarter.
  Gross margin of $7.1 million or 67% compared to $7.8 million or 69% for the third quarter of fiscal 2014.
  Net loss of $921 thousand or $(0.21) per basic share compared to a net income of $33 thousand or $0.01 per basic share in the third quarter 2014.
  Adjusted EBITDA loss of $(129) thousand compared to adjusted EBITDA income of $597 thousand in the third quarter 2014.
  Cash of $2.6 million at June 30, 2015 compared to $4.3 million at September 30, 2014.
  Unearned revenue from services and products of $10.5 million as of the end of the third quarter 2015, compared to $9.3 million as the end of the third quarter 2014. The company expects to realize $3.3 million of that in the fourth quarter 2015. Increased billings for support contracts, driven by the increased number of recorders sold year over year, led to an increase of $600 thousand in unearned revenue during the quarter. Services revenue, which includes Mediasite customer support contracts, training, installation, rental, event and content hosting services, is recognized over the life of the contract.

The gross margin decrease in the third quarter of 2014 and 2015 was driven by recognizing higher-volume, lower-margin transactions, and increased operating expenses due to participation in our biggest tradeshow season and other marketing activities. We expect full-year fiscal 2015 gross margins to be comparable with fiscal 2014 gross margins of 71.6%, based on demand for our full-range of recording systems, and reduced procurement costs for recorders in the fourth quarter 2015.

International product and service billings accounted for 37 percent of Sonic Foundry’s consolidated billings in the third quarter 2015, compared to 36 percent in the third quarter 2014. International billings have remained high primarily as a result of demand generation and customer wins in the Middle East, and focused sales efforts in our locations in Europe and Japan.

In the third quarter 2015, 77 percent of billings were to existing customers, compared to 72 percent during the third quarter 2014, with 25 percent to corporate customers and 66 percent to education customers.

“Third quarter results were in line with our expectations. We are reaffirming our full year guidance and anticipate a very strong fourth quarter which we expect to include shipment of several large deals, an improvement in our business in Japan, and increased activity in many of our higher education accounts,” said Gary Weis, CEO of Sonic Foundry. “Higher education customers continue to grow their use of our products and services, from the most complex and aggressive large scale implementations to schools within universities that simply want to experiment with lecture capture on a limited budget, and we continue to launch innovative offers which support and drive that growth. During the fourth quarter we will also begin to launch initiatives focused on the needs of our corporate customers led by Mediasite Join, which enables all videoconferencing users to capture their conferences in rich media format. We believe we have the right mix of talent and innovation in place to drive long-term customer and shareholder value.”

The company is reaffirming fiscal 2015 guidance of billings of between $41 and $42 million, adjusted EBITDA of between $1.5 and $2.5 million and a net loss of between $1 and $2 million.

To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure excludes stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended June 30, 2015 and 2014 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2015 third quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for over 3,000 customers in over 60 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2015 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	June 30, 2015	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$2,561		$4,344
Accounts receivable, net of allowances of $120 and $150	9,845		8,449
Inventories, net	1,718		1,721
Prepaid expenses and other current assets	1,471		1,544
Total current assets	15,595		16,058
Property and equipment:
Leasehold improvements	901		911
Computer equipment	6,278		5,440
Furniture and fixtures	741		720
Total property and equipment	7,920		7,071
Less accumulated depreciation	4,869		3,675
Property and equipment, net	3,051		3,396
Other assets:
Goodwill	10,782		11,185
Customer relationships, net of amortization of $391 and $191	1,887		2,471
Software development costs, net of amortization of $385 and $252	148		281
Product rights, net of amortization of $134 and $41	539		631
Other intangibles, net of amortization of $172 and $162	130		37
Other long-term assets	498		564
Total assets	$32,630		$34,623

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$1,250	$	─
Accounts payable	1,573		1,183
Accrued liabilities	1,647		2,512
Unearned revenue	9,289		9,079
Current portion of capital lease obligation	232		196
Current portion of notes payable and warrant debt, net of discounts	1,230		974
Current portion of subordinated notes payable	138		2,096
Total current liabilities	15,359		16,040

Long-term portion of unearned revenue	1,252		929
Long-term portion of capital lease obligations	240		173
Long-term portion of notes payable and warrant debt, net of discounts	2,364		1,139
Long-term portion of subordinated notes payable	137		314
Derivative liability, estimated at fair value	58		─
Other liabilities	331		401
Deferred tax liability	4,281		4,312
Total liabilities	24,022		23,308

Stockholders' equity: Preferred stock, $.01 par value, authorized 500,000 shares; none issued	─		─
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	─		─
Common stock, $.01 par value, authorized 10,000,000 shares; 4,368,169 and 4,276,470 shares issued and 4,355,453 and 4,263,754 shares outstanding	44		43
Additional paid-in capital	195,708		194,260
Accumulated deficit	(185,675)		(182,372)
Accumulated other comprehensive loss	(1,274)		(421)
Receivable for common stock issued	(26)		(26)
Treasury stock, at cost, 12,716 shares	(169)		(169)
Total stockholders' equity	8,608		11,315
Total liabilities and stockholders' equity	$32,630		$34,623

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Revenue:
Product	$5,441	$6,016	$12,030	$12,883
Services	4,957	5,096	15,006	14,160
Other	158	155	367	308
Total revenue	10,556	11,267	27,403	27,351
Cost of revenue:
Product	2,656	2,651	5,296	5,489
Services	812	827	2,733	2,178
Total cost of revenue	3,468	3,478	8,029	7,667
Gross margin	7,088	7,789	19,374	19,684

Operating expenses:
Selling and marketing	4,798	4,719	13,503	12,165
General and administrative	1,530	1,670	4,333	4,248
Product development	1,645	1,449	4,722	4,078
Patent settlement	-	28	-	428
Acquisition costs	-	-	-	490
Total operating expenses	7,973	7,866	22,558	21,409
Loss from operations	(885)	(77)	(3,184)	(1,725)

Non-operating income (expenses):
Gain on investment in Mediasite KK	-	-	-	1,391
Equity in earnings of investment in Mediasite KK	-	-	-	38
Interest expense, net	(100)	(79)	(229)	(170)
Other income (expense), net	(21)	20	143	10
Loss before income taxes	(1,006)	(136)	(3,270)	(456)
Benefit (provision) for income taxes	85	169	(33)	(1,072)
Net income (loss)	$(921)	$33	$(3,303)	$(1,528)

Net income (loss) per common share:
– basic	$(0.21)	$0.01	$(0.76)	$(0.36)
– diluted	$(0.21)	$0.01	$(0.76)	$(0.36)

Sonic Foundry, Inc.
Consolidated Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2015	2014

Net income (loss)	$(921)	$33
Add:
Depreciation and amortization	570	450
Income tax expense	(85)	(169)
Interest expense	100	79
Stock-based compensation expense	207	204

Adjusted EBITDA	$(129)	$597

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine months ended June 30,
	2015	2014
Operating activities
Net loss	$(3,303)	$(1,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain and equity in earnings on investment in Mediasite KK	-	(1,429)
Amortization of other intangibles	259	150
Amortization of software development costs	133	133
Amortization of product rights	92	10
Amortization of debt discount	9	-
Depreciation of property and equipment	1,199	919
Provision for doubtful accounts	27	30
Deferred taxes	36	1,118
Stock-based compensation expense related to stock options	745	679
Remeasurement gain on subordinated debt	(205)	-
Remeasurement gain on derivative liability	(62)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,597)	(2,401)
Inventories	(32)	(382)
Prepaid expenses and other current assets	54	(330)
Accounts payable and accrued liabilities	(333)	92
Other long-term liabilities	(65)	(66)
Unearned revenue	680	1,652
Net cash used in operating activities	(2,363)	(1,353)

Investing activities
Purchases of property and equipment	(611)	(562)
Cash received in Mediasite KK acquisition, net of cash paid	-	1,281
Cash paid for MediaMission acquisition, net of cash acquired	-	(119)
Net cash (used in) provided by investing activities	(611)	600

Financing activities
Proceeds from notes payable	2,336	1,974
Proceeds from line of credit	6,927	-
Payments on notes payable	(2,661)	(923)
Payments on line of credit	(5,677)	-
Payment of debt issuance costs	(122)	(49)
Proceeds from issuance of common stock and warrants	663	32
Proceeds from exercise of common stock options	41	243
Payments on capital lease obligations	(187)	(179)
Net cash provided by financing activities	1,320	1,098
Changes in cash and cash equivalents due to changes in foreign currency	(129)	106
Net increase (decrease) in cash and cash equivalents	(1,783)	451
Cash and cash equivalents at beginning of period	4,344	3,482
Cash and cash equivalents at end of period	$2,561	$3,933

CONTACT:
Sonic Foundry, Inc.
For investor inquiries:
investor@sonicfoundry.com
or
For media relations:
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com